EXHIBIT 21


                              LIST OF SUBSIDIARIES


Name                    Date of Incorporation            State of Incorporation
----                    ---------------------            ----------------------

CoMar Foods, Inc.       February 26, 1993                Alabama

Custom Pack, Inc.       February 15, 1988                Mississippi

Killer Bee, Inc.        September 18, 1998               Mississippi